                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the reference to our firm under the caption "Independent Accountants" in the Registration Statement (Amendment No. 1 to Form S-4 333-86068) and the related Prospectus of Gray Communications Systems, Inc. for the exchange of $180,000,000 of 9.25% Senior Subordinated Notes due 2011 for a like amount of 9.25% Senior Subordinated Notes due 2011 that have been registered under the Securities Act of 1933 and to the incorporation by reference therein of our reports dated January 29, 2001, with respect to the consolidated financial statements and schedule of Gray Communications Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP


Atlanta, Georgia
July 16, 2002